EXHIBIT 99.2

JUNIPER NETWORKS, INC.

Amendment of Discount Options and Cash Payment

By electing to amend your discount options, the outstanding Stock Option Agreements (the “Agreements”) related to grants number T0011134 and 00000945 under the Juniper Networks, Inc. (the “Company”) Amended & Restated 1996 Stock Plan (the “Plan”) by and between the Company and Kim Perdikou (“Optionee”) are hereby amended as follows:

Unless otherwise defined herein, initially capitalized terms shall have the same meanings as defined in the Plan.

1. Amendments to Exercise Price Per Share.

(a) The exercise price of the options, which vest January 1, 2005 or later, to purchase 26,563 shares of Company common stock under grant number T0011134 are hereby increased to $7.70 per share; and

(b) The exercise price of the options, which vest January 1, 2005 or later, to purchase 12,500 shares of Company common stock under grant number 00000945 are hereby increased to $8.46 per share.

2. Option Agreements. To the extent not expressly amended hereby, the Agreements remain in full force and effect.

3. Entire Agreement. This Amendment of Discount Options and Cash Payment and Election to Amend Discount Options (“Amendment”), taken together with the Agreements (to the extent not expressly amended hereby), and any duly authorized written or electronic agreement entered into by and between the Company and Optionee relating to the stock option grants evidenced by the Agreements, represent the entire agreement of the parties, supersede any and all previous contracts, arrangements or understandings between the parties with respect to the stock option grants evidenced by the Agreements, and may be amended at any time only by mutual written agreement of the parties hereto.

In consideration for electing to amend your discount options, Optionee shall receive a cash payment in 2008 for the amount of $61,391.63, less any applicable tax withholdings, paid on or before January 15, 2008. This cash payment is not subject to vesting and is not contingent upon your continued employment with Juniper.

This Amendment must be properly completed and signed by you and delivered to Mitchell Gaynor at Juniper Networks, Inc. 1194 North Mathilda Avenue, Sunnyvale, CA 94089, U.S.A. or via fax at 408-745-8910. A properly completed and signed Amendment is not effective until received by Mitchell Gaynor and signed by an authorized representative of Juniper Networks, Inc.

IN WITNESS WHEREOF, this instrument is executed and effective as of the date last signed below.

JUNIPER NETWORKS, INC.	OPTIONEE
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Date:	Date: